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                                                                  SUB-ITEM 77Q2

                            INVESCO MUNICIPAL TRUST

     Based upon its review of the copies of all such filings received by it, Invesco Municipal Trust believes that, during the fiscal year ended
February 28, 2017, all filing requirements applicable to its Reporting Persons were met except that Form 3 reports covering (i) a disposition of the Fund's Shares held by Kelli K. Gallegos, Robert R. Leveille, Jack Connelly, James D. Phillips, Julius D. Williams and Timothy O'Reilly and (ii) a purchase of the Fund's Shares by Kelli K. Gallegos, Robert R. Leveille, Jack Connelly, James D. Phillips, Julius D. Williams and Timothy O'Reilly were not filed in a timely manner.